Exhibit 99.1

News Release

Contact:	Paul Gennaro
SVP & Chief Communications Officer
212.973.3167
paul.gennaro@aecom.com

For immediate release

NR 08-0703

AECOM completes acquisition of Earth Tech

Two world-class professional technical companies combine

LOS ANGELES (July 28, 2008) — AECOM Technology Corporation (NYSE: ACM), a leading provider of professional technical and management support services for government and commercial clients around the world, announced today that it has completed its acquisition of Earth Tech, Inc., a business unit of Tyco International Ltd. (NYSE: TYC).

Earth Tech provides consulting, engineering and design, build and operate (DBO) services to waste/wastewater, environmental, transportation and facilities clients globally.

With the acquisition of Earth Tech, AECOM increases its global presence, particularly in the Americas, Europe, Australia and Asia. AECOM also significantly strengthens its water and wastewater business, while augmenting its leadership position in the environmental, facilities and transportation sectors.

“We are delighted to welcome Earth Tech into the AECOM family,” said John M. Dionisio, AECOM president and chief executive officer.  “This transaction, which expands our workforce to more than 40,000 professionals around the world, enhances our ability to take advantage of the growing business opportunities that exist in our global end markets.  We expect this transaction to benefit our clients, employees, and shareholders.”

AECOM has also completed the divestiture of certain Earth Tech businesses that do not align with its strategic plans and core businesses.  Concurrent with the close of the purchase of Earth Tech, AECOM divested Earth Tech’s Water & Power Technologies (WPT) and North American Contract Operations (NACO) businesses and its Mexican operations.

The value of the divested WPT, NACO and Mexico assets noted above, along with the value of certain assets that have been carved out of the sale transaction with Tyco, represent a total of $175 million of the original $510 million transaction value.  There remains approximately $50 to $60 million of assets that will be held for sale by AECOM until sale documentation is finalized, all required consents are received and the transactions can be closed.

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About AECOM

AECOM (NYSE: ACM) is a global provider of professional technical and management support services to a broad range of markets, including transportation, facilities, environmental and energy.  With more than 40,000 employees around the world, AECOM is a leader in all of the key markets that it serves.  AECOM provides a blend of global reach, local knowledge, innovation, and technical excellence in delivering solutions that enhance and sustain the world’s built, natural, and social environments.  AECOM serves clients in more than 100 countries and had revenue of more than $4.5 billion during the 12-month period ended March 31, 2008.  More information on AECOM and its services can be found at www.aecom.com.

Forward-Looking Statements:  All statements in this press release other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including any statements of the plans, strategies and objectives for future operations, including but not limited to contemplated divestitures and associated values, and any statements regarding future economic conditions or performance.  Actual results could differ materially from those projected or assumed in any of our forward-looking statements.  Important factors that could cause actual results to differ materially from our forward-looking statements are set forth in our quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2008, and our other reports filed with the U.S. Securities and Exchange Commission. AECOM does not intend, and undertakes no obligation, to update any forward-looking statement.

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